Registration Statement No. 333-249829

Filed pursuant to Rule 424(b)(3)

Amendment dated December 2, 2022 to

Pricing Supplement No. 33, dated November 3, 2020, to Prospectus Supplement and Prospectus, each dated November 3, 2020 and Prospectus Addendum dated February 26, 2021 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program, Series G

Linked to the ICE BofAML Commodity Index eXtra (Grains)

– Total Return

Due February 14, 2023

The following issuances involved scheduled settlement between November 4, 2022 and December 2, 2022:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,100,000	54.383%	$598,213	November 15, 2022